Exhibit 99.2
NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

Columbia Laboratories, Inc
Moderator: Seth Lewis
March 4, 2010
7:30 a.m. CT

Operator:	Good day, ladies and gentlemen, and welcome to the Columbia Laboratories investor update. At this time, all participants are in a listen-only mode.

Later, we will conduct a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star, then zero on your touchtone telephone. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today’s conference, Seth Lewis, vice president, the Trout Group.

Seth Lewis:	Thank you for joining us this morning for Columbia Laboratories conference call. My name is Seth Lewis of the Trout Group, Columbia’s investor relations firm, and with me today are Frank Condella, Columbia’s interim chief executive officer, and Larry Gyenes, senior vice president, chief financial officer, and treasurer.

If you have not received the press release that Columbia issued this morning, it is available on the company’s Web site at www.columbialabs.gov.

During the course of the call, management will make projections and other forward-looking remarks regarding future events and the company’s future performance. These forward-looking statements reflect Columbia’s perspective on current trends and information and can be identified by such words as “expect,” “plan,” “will,” “may,” “anticipate,” “believe,” “should,” “intends,” “estimate,” and other words of similar meaning.

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those noted in Columbia’s filings with the SEC on Forms 10-K, 10-Q, and 8-K. Actual results may differ materially from those projected in the forward-looking statements.

Columbia disclaims any intent or obligation to update these forward-looking statements.

For the benefit of those who may be listening to the replay, this call was held and recorded on March 4, 2010. Since then, Columbia may have made announcements relating to the topics discussed, so please reference the company’s most recent press releases and SEC filings.

With that, I’ll turn the call over to Frank Condella.

Frank Condella:	Thanks, Seth, and good morning, everyone. We were pleased to announce earlier today that Columbia has entered into an agreement to sell substantially all of our progesterone-related assets to Watson Pharmaceuticals.

The transaction has the potential to yield up to $92.5 million in upfront and milestone payments, plus royalties for Columbia. Additionally, we announced separate agreements that will retire all of our debt. Together, these transactions will transform Columbia into a more focused organization with a strengthened balance sheet and a clearer path to profitability.

On this call, I will review our goals in seeking a partnership and discuss the Watson transaction and why the company’s management and board of directors believe it is in the best interest of Columbia and our shareholders.

Larry will then review the debt elimination agreements and we’ll discuss the plan going forward for Columbia including post-transaction financial highlights. Following that, we will be opening the call for your questions.

We had four key objectives in seeking a partnership for the preterm birth opportunity, to immediately strengthen Columbia’s balance sheet, positioning us to meet near-term debt obligations; to preserve the upside of the preterm

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Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

birth opportunity for our stockholders; to fortify our life cycle management activities; and to strengthen our ability to fund the development of new products.

We wanted a partner with financial strength, a strong specialty marketing organization, and synergistic development and regulatory capabilities. We are very pleased to have found an ideal fit with Watson.

Watson is a large-cap specialty pharma company whose $500 million branded business is largely focused on urology and women’s health. Watson has experienced executives, solid industry relationships, and a dedicated sales force calling on OB/GYNs.

This sales force includes 350 sales representative who call on OB/GYNs, urologists, and infertility clinics, and reach approximately 15,000 OB/GYNs. We believe Watson is an excellent strategic fit for our progesterone franchise. We are confident in Watson’s ability to continue to build the CRINONE franchise in infertility and, if approved, to reduce the risk of preterm birth.

Subject to stockholder approval, Watson will acquire substantially all of our progesterone-related assets and 11.2 million shares of Columbia’s common stock, which will be newly issued for this transaction. Watson will assume all U.S. sales, marketing and distribution activities for CRINONE and PROCHIEVE in infertility.

Columbia will continue to manufacture the products and retain all rights necessary to perform its obligations under its agreement with Merck Serono.

Columbia will continue to focus on completing the PREGNANT Study and preparing a file for submission to the FDA. Watson will have the right to designate a candidate to be nominated for Columbia’s board of directors.

Columbia will receive a $47 million payment at the closing, and Larry will discuss the timing of this later on in the call. In addition, Watson will pay Columbia’s escalating double-digit royalties on net sales of CRINONE and PROCHIEVE in the U.S. We will be entitled to receive 10 percent of annual net sales, up to $150 million, 15 percent of annual net sales between $150 million

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Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

and $250 million, and 20 percent of annual net sales above the $250 million annual threshold.

We will also be eligible to receive milestone payments of up to $45.5 million in aggregate. Those payments would be triggered by successful achievement of five key events. First, we will receive a $6 million or $8 million payment if the PREGNANT Study meets certain primary and secondary endpoints. Whether this milestone is achieved and the exact amount of this milestone payment will be determined based on the p-values achieved in the study results.

We will receive $5 million if the FDA accepts a new drug application for the preterm birth indication. If the FDA approval is received for preterm birth, a $30 million payment would be triggered by the first U.S. commercial sale of the product in this indication.

Then, if a regulatory filing outside the U.S. for a preterm birth indication is accepted, we would receive $500,000. And if that filing is approved, we would receive an additional $2 million.

We will be responsible to fund the cost of conducting the PREGNANT Study and the related new drug application up to a maximum of $7 million spent from January 1, 2010. Further, Watson will fund the development of next-generation vaginal progesterone products for infertility and preterm birth as part of a comprehensive life-cycle management strategy.

A joint development committee with equal representation of Columbia and Watson will oversee all development activities, including those outside the U.S. The Watson transaction is subject to approval by the majority of shares held by Columbia’s stockholders.

If it is approved, we intend to use initial proceeds from this transaction to prepay all of our outstanding debt. I’m going to turn the call over to Larry to go into detail on these contingent agreements regarding our debt and what this would mean to Columbia.

Larry Gyenes:	Thanks, Frank.

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Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

At present, Columbia has approximately $56 million in debt obligations due over the next two years. To address this, contrary to what appears on the slide display, which was posted earlier for this webcast, we’re now happy to report that we have entered into agreements to prepay all of this debt using the initial proceeds from the Watson transaction.

First, we entered an agreement with PharmaBio to prepay the roughly $16 million balance of the minimum royalty payments on U.S. net sales of STRIANT. This payment is due in November of 2010, and prepayment would save Columbia a few hundred thousand dollars. Its completion is contingent on the Watson transaction closing.

Second, we entered into agreements to prepay all of the convertible subordinated notes due December 31, 2011. Under these agreements at closing, note holders will receive their proportional share of the following, $26 million in cash; warrants to purchase 7.75 million shares of common stock; and $10 million in shares of Columbia’s common stock.

Both the stock and warrants are priced at $1.35 per share, which was calculated using a 10 percent premium to the 10-day closing average prior to the announcement of the transaction, but no less than 100 percent of the last closing price prior to the time of the signing.

The warrants become exercisable 180 days after the closing and expire five years later, unless earlier exercised or terminated. The closing of these note prepayment agreements are subject to various conditions, including the closing of the Watson transaction and the elimination of the PharmaBio senior financing I mentioned earlier.

In connection with the contingent note prepayment agreements, the notes were amended so that the Watson transaction would not trigger the change of control put right for the notes, which would have required us to redeem the notes at their full $40 million face value for cash. This amendment expires on
August 31, 2010, if the closings do not occur on or prior to that date.

The net effect of these agreements is that if the Watson transaction is approved, Columbia’s debt is eliminated.

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

As Frank mentioned, the Watson transaction is subject to approval by Columbia’s shareholders and other customary closing conditions. We aim to file the proxy with the SEC in the very near future, and the SEC will have an opportunity to review this filing.

We’d expect a stockholder vote to take place toward the end of May or June at a special meeting of stockholders. If we obtain the required stockholder vote, we’d expect to close the Watson transaction and the contingent debt elimination transactions with PharmaBio and the convertible debt-holders.

Frank Condella:	Thanks, Larry.

Approval of the Watson transaction by our stockholders and the elimination of all of our debt at closing would have a transformative effect on Columbia and enable Columbia to execute its growth strategy. Our near-term growth strategy is straightforward. We will continue to focus on building U.S. sales of CRINONE for infertility through our sales force efforts and then, following the close of the Watson transaction, through Watson’s efforts. International growth will continue to be driven by Merck Serono.

We will endeavor to complete the PREGNANT Study and pursue FDA approval of a label expansion for PROCHIEVE 8 % to reduce the risk of preterm birth in women with a short cervix and mid-pregnancy, assuming positive data for this study.

We remain on track to complete enrollment in the second quarter of 2010 and, therefore, to complete this important study by the end of this year. We also aim to conclude partnership discussions for STRIANT. Through a partner, we would expect to build revenues from STRIANT and explore the potential to expand its labeling from twice to once daily use, which would further fuel its growth.

Our longer-term strategy is to maximize the return on investment for our stockholders by striving to achieve all the milestones in the Watson agreement for the preterm birth opportunity, developing the next-generation progesterone

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

product as part of our life cycle management program, and leveraging our proven proprietary drug delivery systems to expand our product portfolio.

As you can see in this pipeline slide, as a focused development company, our initial R&D would remain centered on products to address women’s health needs, our core competency. One of the benefits of our bioadhesive drug delivery technology is its proven ability to deliver molecules with low oral availability or, where targeted delivery of the active ingredient is important, to address a wide range of medical conditions.

Our aim would be to take new product candidates through proof of concept and then out-license them. A carbamide peroxide vaginal tablet for bacterial vaginosis, vaginal testosterone for uterine fibroid reduction, and a subcutaneous hormone for ART are among the early-stage projects that have been awaiting resources while we focused on completing the PREGNANT Study.

Carbamide peroxide serves as an excellent example of the types of opportunities we believe are available to us, where with a modest investment in early development, we could bring a product to proof of concept for partnering. With less than a year’s work, we believe would could file an IND for carbamide peroxide.

Phase I and phase II studies could each be completed in about nine months’ time, and, assuming positive results, the product could be ready for partnering discussions at that point. In this example, we expect the total investment on the part of Columbia to be under $3 million, but the U.S. market potential for a product like this could exceed $200 million.

We recently received a patent and will cover carbamide peroxide out to 2022. And we look forward to investing in its clinical development once we have resources available.

So how will the transaction impact Columbia’s finances? We will be debt-free and have a stronger balance sheet. Our ongoing revenue stream will include domestic and international royalties, product manufacturing revenues, and potential milestone payments, as previously discussed.

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

Our SG&A and financing costs will be significantly lower, while R&D will remain high until we finish the PREGNANT Study. And, if this trial is successful, include filing costs related to the FDA submission, our costs related to preterm birth are now capped under the agreement with Watson.

Also, Watson will fund our next-generation progesterone product development activities. Columbia will self-fund other R&D projects through proof of concept, then partner for later-stage development.

With approval of the Watson transaction by our stockholders and the elimination of all of our debt at the closing, we expect to have sufficient cash for continuing operations, including completing the PREGNANT Study and filing an NDA for the preterm birth indication.

Provided the preterm birth trial is successful and the product is launched for that indication, we expect that Columbia would have positive earnings and cash flow. We believe this transaction is a great opportunity to provide value for Columbia stockholders.

With that, Operator, please open the call to questions.

Operator:	Thank you. If you have a question at this time, please press star, then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again, if you have a question, press star, then one.

And please hold while we populate the list.

Your first question comes from the line of (Elliot Wilbur) from Needham and Co.

(Elliot Wilbur):	Thank you. Good morning. Can you just give me a little bit better sense of what the gross margin is on the progesterone products, maybe how close it is to the corporate average that you reported in your quarterly releases, and also whether or not there’s any additional royalties on the products that aren’t reflected in either net sales or cost of sales?

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

Larry Gyenes:	Yes, this is Larry Gyenes, (Elliot). Good to hear from you again.

(Elliot Wilbur):	Hey, Larry, how are you?

Larry Gyenes:	I’m doing fine. The margin on the progesterone products in the United States, the gross margin is around 90 percent, OK? We have a royalty arrangement overseas with Merck Serono where, in general, we get a 30 percent royalty and then we have a 10 percent cost of goods associated with that, so that’s a net 20 percent.

(Elliot Wilbur):	OK. Great. And I guess I’m having a hard time understanding — and maybe this question’s better answered from the other side of the transaction — but, you know, what the motivation is for selling shares to Watson as opposed to simply just an outright sale of the product or, you know, just a straightforward licensing agreement?

Frank Condella:	(Elliot), this is Frank. I think — we went through fairly extensive partnering discussions. And when we engaged with Watson, one of their — one of their goals, really, was to establish a strong partnership with Columbia so that not only do we continue to work together on the marketing of the existing products and infertility, but that we work very closely together for the development of the short cervix indication, and also for the life cycle management.

You know, what Watson brings to the table is a complementary development capability and regulatory capabilities. And we just both thought that — with them having an ownership position in Columbia — it would help solidify that partnership and working relationship.

(Elliot Wilbur):	OK, thanks. And just one final question for you. For those of us who aren’t intimately familiar with (inaudible) can you just maybe talk about the market opportunity around the second-generation product, in terms of the indication for reducing the risk of preterm birth from a — you know, based on a short cervix?

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

Frank Condella:	Yeah, well, maybe I should just be clear. You know, we’re developing the current product, which is the vaginal gel, for reducing the risk of preterm birth and with women with — identified with a short cervix in mid-pregnancy.

That gel has a patent that runs out in 2013. Now, we don’t expect generic competition right away, because there’s some additional barriers to entry to a product like this.

However, what’s key to this collaboration with Watson is the development of a next-generation product that would extend the life cycle of the vaginally administered progesterone. And assuming that we are successful with proving that short cervix opportunity exists and that the product works in reducing the risk of pregnancy, then we would expect to have a much longer franchise life through the life cycle management strategies that we’re going to be working with Watson on.

Now, we’ve estimated that the market potential for the short cervix indication is around — well, probably around $2 billion — excuse me — and that’s really dependent upon whatever pricing strategy Watson — Watson ultimately puts in place. But we do believe that, with the resources they have, that they’re very much in a good position to capitalize on this opportunity, should it exist in the future.

(Elliot Wilbur):	All right. Thank you for fielding the questions.

Frank Condella:	You’re welcome. Thank you.

Operator:	And our next question comes from (Derrick Taller) from Benchmark.

(Derrick Taller):	Thank you for taking my questions. I had a...

Frank Condella:	Good morning.

(Derrick Taller):	... quick question here about Watson. What was the effective price paid for Columbia shares for the 11.2 million shares?

Larry Gyenes:	The price will actually be determined at the time of closing, OK, and will be whatever the fair market value of the shares at the closing.

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

(Derrick Taller):	OK. Is that at a premium?

Larry Gyenes:	It’ll be whatever it is — whatever the market value is at closing. So if it’s at today’s price, then it’s above 35. If it’s at a higher price, then it’s at a — at a higher price. But it’s a fixed number of shares, no specific price attached to it.

(Derrick Taller):	OK. And then, secondly, with the sales force that they have, that’s (about an X of what) you guys currently have. Are they going to commit the bulk of that sales force potentially to the sale of this product?

Frank Condella:	Well, they have 350 sales reps calling on a variety of specialties, including OB/GYNs. They provide a much broader coverage to the OB/GYN audience than we do. I don’t think you can cover the reproductive endocrinologists any better than we do right now with our sales force, but — and what’s key is just to transfer those relationships over to Watson. And we’re going to be working very closely with Watson to do that.

And that’s part of the — of the opportunity. In fact, Watson is going to be looking very closely and talking with all of our sales representatives and members of our sales and marketing organization about potential physicians with them. So we’re looking to transfer the good relationships we have with reproductive endocrinologists, but what Watson brings is the capability of a much broader reach into the OB/GYN arena.

(Derrick Taller):	Are they going to assume your sales force?

Frank Condella:	They will be interviewing everyone in our sales force and selecting those people that they have positions for.

(Derrick Taller):	And with respect to R&D, beyond the PREGNANT Study, are they going to also — could they also factor in that there’s a full assumption of R&D beyond that?

Frank Condella:	Yes.

(Derrick Taller):	OK. All right. And also, is there any — are there any covenants in the agreement such that if another bidder — because I know you spoke to a number

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Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

of potential partners prior to this deal, but is there any preclusion to somebody coming in and — or offering to take out the company at this point?

Frank Condella:	Well, Derrick, we’ve filed an 8-K this morning that has the entire agreements in there. So you can go through that and, I think, get the answer to your question.

But we’re committed to trying to make this agreement with Watson work, and we’re looking for a discussion with shareholders and hopefully a positive vote on this in the future.

(Derrick Taller):	OK. Thank you. That’s all the questions I have.

Operator:	Again, if you have a question at this time, please press star, followed by the one key.

And our next question comes from (Thomas McCarthy) from Raymond James.

(Thomas McCarthy):	I actually have two issues. The first is, tell us about the manufacturing revenues from CRINONE and PROCHIEVE and STRIANT. What kind of profit margin is involved?

And, second, the press release talks about royalties of 10 percent to 20 percent of annual net sales. Could you elaborate on that, please?

Larry Gyenes:	Yeah, this is Larry. The manufacturing margins in the arrangement with Watson is on a cost-plus 10 percent basis, OK?

(Thomas McCarthy):	OK.

Larry Gyenes:	The royalties are 10 percent on the first $150 million of all sales of CRINONE for any indication, OK, or any of our progesterone products. And then it goes to 15 percent on the next $100 million, OK, up to $250 million. And then over $250 million, it goes to 20 percent.

(Thomas McCarthy):	OK. Thank you.

NASDAQ
Moderator: Seth Lewis
03-04-10/7:30 a.m. CT
Confirmation # 60890330

Larry Gyenes:	You’re welcome.

Operator:	Again, if you have a question, please press star, followed by the one key.

And, sir, I’m showing no questions in the queue.

Frank Condella:	OK, well, thank you, Operator.

We’re excited about the agreements announced today. We believe Watson is an ideal fit to accelerate our progesterone franchise. These transactions have the potential to transform Columbia into a more focused organization. And contrary to what the slide says, we will be debt-free with a clearer path to profitability.

We’d like to thank everyone who joined us today and our shareholders for their support. Thank you, and goodbye.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all disconnect. Everyone, have a great day.
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